Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Globalstar, Inc. of our report dated February 28, 2020 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Globalstar, Inc. for the year ended December 31, 2021, and to the reference to us under the heading "Experts" in the prospectus.

/s/Crowe LLP

Oak Brook, Illinois
November 3, 2022